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Exhibit 4.4

ADDENDUM

Dated: December 10, 2002

BETWEEN:

  (1)
  STOLT-NIELSEN TRANSPORTATION GROUP B.V. (SNTG B.V.) of Karel Doormanweg 25, 3115 JD Schiedam, The Netherlands, as Marketing/Administrative Agent; and

  (2)
  STOLT-NIELSEN TRANSPORTATION GROUP B.V. (SNTG B.V.) of Karel Doormanweg 25, 3115 JD Schiedam, The Netherlands; BARTON PARTNER LIMITED ("Barton") of 105 Duke Street, Liverpool L1 5JQ, England; BIBBY POOL PARTNER LIMITED ("Bibby") of 105 Duke Street, Liverpool L1 5JQ, England; UNICORN TANKERS (INTERNATIONAL) LIMITED) of 83-85 Mansell Street London E1 8AN, England, formerly Unicorn Lines (Pty.) Limited of Durban, South Africa ("Unicorn"); and NYK STOLT TANKERS S.A., of 23-5 Nishi-Shinbasi, 3-Chome, Minato-Ku, Tokyo 105, Japan, formerly NYK Stolt Tankers Inc. of Tokyo, Japan ("NST"); (together "the Owners").

ADDENDUM TO:

        A restated Joint Service Agreement dated 12 November 1997 between Stolt Tankers Inc. ("STI") and Stolt Parcel Tankers Inc. ("SPTI") each of 80 Broad Street, Monrovia, Liberia, Rederi AB Sunship, NST, Barton, Bibby and Unicorn; as amended by an Addendum thereto dated 2 March 2000 between STI, SPTI, Rederi AB Sunship, NST, Barton, Bibby and Unicorn; as novated by a Novation Agreement dated [22nd] November 2002 between STI, Stolt-Nielsen Transportation Group Ltd. of 80 Broad Street, Monrovia, Liberia (formerly SPTI), NST, Barton, Bibby, Unicorn and SNTG B.V.; (collectively the "STJS Agreement").

WHEREAS:

        SNTG B.V. and the Owners agree to amend Schedule 2 to the STJS Agreement on the terms and subject to the conditions of this Addendum.

IT IS AGREED THAT:

1    DEFINITIONS AND INTERPRETATION

    1.1
    Unless the context otherwise requires, all words and expressions defined in the STJS Agreement shall have the same meaning when used in this Addendum; words denoting the plural number shall be deemed to include the singular, and words denoting persons shall be deemed to include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental authorities and vice versa.

    1.2
    References to Clauses, Recitals, the Schedule and Appendices are to clauses of and the recitals, schedule and appendices to this Addendum; references to this Addendum include the Recitals, Schedule and Appendices, and references in this Addendum to any document are (unless the context otherwise requires) to be interpreted as references to that document as amended, novated, supplemented or replaced from time to time.

2    AMENDMENTS

        With effect from the date hereof, Clause 19 of Schedule 2 to the STJS Agreement shall be expanded to include the following sub-clauses:

  (d)
  SNTG B.V. shall indemnify in full the Owner, the Owner's Servants, agents and managers, and hold them harmless in respect of any liability, loss or damage of whatsoever nature (including management expenses, legal expenses and interest), which they sustain by reason of cargo being delivered without production of the original bills of lading, or by reason of cargo being delivered at a port or place other than that stated in the original bills of lading.

  (e)
  If any vessel or other property within the ownership, management or control of the Owner is arrested or detained or if the arrest or detention thereof should be threatened as a result of any claim whatsoever arising from the delivery of cargo without production of the original bills of lading or by reason of the cargo being delivered at a port or place other than that stated in the original bills of lading, SNTG B.V. shall provide forthwith such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property and to indemnify the Owner, the Owners servants, agents and managers in respect of any loss, damage or expense caused by such an arrest or detention, whether or not such arrest or detention is justified.

  (f)
  The indemnities described in clauses 19 (d) and (e) above shall not be conditional upon Owners first proceeding against any other person connected with the particular voyage or cargo.

3    MISCELLANEOUS PROVISIONS

        With effect from the date hereof this Addendum shall be construed with and shall constitute an instrument supplemental to the STJS Agreement. Save as otherwise provided herein and as hereby expressly varied and supplemented the STJS Agreement shall remain valid and binding and in full force and effect.

4    COMMUNICATIONS, LAW AND JURISDICTION

        The provisions of Articles 11, 12 of the STJS Agreement shall apply to this Addendum as if they were set out in full and as if references to the STJS Agreement were references to the STJS Agreement as amended by this Addendum.

        IN WITNESS of which the parties hereto have executed this Addendum the day and year first before written.

SIGNED	)
by	)
for and on behalf of	)
STOLT-NIELSEN TRANSPORTATION GROUP B.V.	)
in the presence of:-)
SIGNED	)
by	)
for and on behalf of	)
NYK STOLT TANKERS S.A.	)
in the presence of:-)
SIGNED	)
by	)
for and on behalf of	)
BARTON PARTNER LIMITED	)
in the presence of:-)
SIGNED	)
by	)
for and on behalf of	)
BIBBY POOL PARTNER LIMITED	)
in the presence of:-)
SIGNED	)
by	)
for and on behalf of	)
UNICORN TANKERS (INTERNATIONAL) LIMITED	)
in the presence of:-)

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  Exhibit 4.4
ADDENDUM